Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

eXp World Holdings, Inc.

Bellingham, WA

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2019, relating to the consolidated financial statements of eXp World Holdings, Inc. and subsidiaries (“the Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BDO USA, LLP

Salt Lake City, Utah

March 24, 2020